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PROSPECTUS                                Pricing Supplement No. 3801
Dated April 9, 2002                       Dated October 16, 2002
PROSPECTUS SUPPLEMENT                     Rule 424(b)(3)-Registration Statement
Dated April 16, 2002                      No. 333-84462



                      GENERAL ELECTRIC CAPITAL CORPORATION
                       GLOBAL MEDIUM-TERM NOTES, SERIES A
                              (Floating Rate Notes)

Trade Date:   October 16, 2002

Settlement Date (Original Issue Date):     October 21, 2002

Maturity Date: October 21, 2004

Principal Amount (in Specified Currency):  USD 110,000,000

Price to Public (Issue Price):                 100.00%

Agent's Discount or Commission:     0.200%

Net Proceeds to Issuer:    USD 109,780,000

Interest Rate:
-------------

     Interest Calculation:
     [X] Regular Floating Rate
     [ ] Inverse Floating Rate
     [ ] Other Floating Rate

     Interest Rate Basis: [ ] CD Rate [ ] Commercial Paper Rate
     [X] Federal Funds Open Rate (See "Additional Terms - Interest" below)
     [ ] LIBOR [ ] Prime Rate [ ] Treasury Rate
     [ ] Other (See "Additional Terms - Interest" below)

     Spread (Plus or Minus):   plus 35 basis points

     Spread Multiplier:  N/A

     Index Maturity: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

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                                          (Floating Rate)
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                                          Pricing Supplement No.  3801
                                          Dated October 16, 2002
                                          Rule 424(b)(3)-Registration Statement
                                          No. 333-84462

     Index Currency:  N/A

     Maximum Interest Rate:  N/A

     Minimum Interest Rate:  N/A

     Interest Payment Period:  Monthly

     Interest Payment Dates: On the 21st of each month commencing November 21, 2002

     Initial Interest Rate Per Annum:  Determined as described herein.

     Interest Reset Periods and Dates: Daily on each Business Day, commencing October 21, 2002, provided that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open Rate in effect for the prior Business Day.

     Interest Determination Dates:  On each Interest Reset Date.

Form of Notes:
-------------

     [ ] DTC registered        [ ] non-DTC registered

CUSIP No:     36962GZP2


Repayment, Redemption and Acceleration
--------------------------------------

     Optional Repayment Date(s):  N/A
     Initial Redemption Date:  N/A
     Initial Redemption Percentage:  N/A

     Annual Redemption Percentage Reduction:  N/A
     Modified Payment Upon Acceleration:  N/A

Original Issue Discount:
-----------------------

     Amount of OID:  N/A
     Yield to Maturity:  N/A
     Interest Accrual Date:  N/A
     Initial Accrual Period OID:  N/A

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                                          (Floating Rate)
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                                          Pricing Supplement No.  3801
                                          Dated  October 16, 2002
                                          Rule 424(b)(3)-Registration Statement
                                          No. 333-84462


Amortizing Notes:
----------------

     Amortization Schedule:  N/A

Dual Currency Notes:
-------------------

     Face Amount Currency:  N/A
     Optional Payment Currency:  N/A
     Designated Exchange Rate:  N/A
     Option Value Calculation Agent:  N/A
     Option Election Date(s):  N/A

Indexed Notes:
-------------

     Currency Base Rate:  N/A
     Determination Agent:  N/A

Additional Terms-Interest:
--------------------------

     The interest rate applicable to each Interest Reset Period will equal the Federal Funds Open Rate (as defined below) plus the Spread set forth above.

     The "Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" and opposite the caption "Open" as such rate is displayed on the Telerate Page 5.

     If on a Calculation Date for an Interest Reset Period such rate for an Interest Determination Date in that Interest Reset Period does not appear on the Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FEDSPREB Index on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

     If on a Calculation Date for an Interest Reset Period such rate for an Interest Determination Date in that Interest Reset Period does not appear on Telerate Page 5 or FEDSPREB Index on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9.00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

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                                           (Floating Rate)
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                                           Pricing Supplement No.  3801
                                           Dated October 16, 2002
                                           Rule 424(b)(3)-Registration Statement
                                           No. 333-84462

Additional Information   Recent Events.
----------------------   --------------

On July 26, 2002, General Electric Company ("GE") announced organizational changes that will result in the businesses that comprise GE Capital Services becoming four separate businesses, effective August 1, 2002: GE Commercial Finance, GE Insurance, GE Consumer Finance and GE Equipment Management. Each of these businesses will report directly to Jeff Immelt, Chairman and Chief Executive Officer of GE and GE Vice Chariman, Dennis Dammerman. GE Capital Services and GE Capital Corporation will remain legal entities and continue as the major borrowers of funds necessary to support all of GE's financial services activities.

Reopening of Issue:
-------------------
Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes - Reopening of Issue" as described in the Prospectus Supplement dated April 16, 2002.

      General.
      -------


The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

At June 29, 2002 the Company had outstanding indebtedness totaling $249.497 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 29, 2002 excluding subordinated notes payable after one year was equal to $248.614 billion.

                          Year Ended                           Six Months ended
                          December 31,                         June 29,  2002
                       ----------------                        ----------------
1997          1998        1999             2000       2001
----          ----        ----             ----       ----
1.48          1.50        1.60             1.52       1.72         1.61


For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

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                                          (Floating Rate)
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                                          Pricing Supplement No.  3801
                                          Dated October 16, 2002
                                          Rule 424(b)(3)-Registration Statement
                                          No. 333-84462

Plan of Distribution:
--------------------

The Notes are being purchased by J.P. Morgan Securities Inc. (the
"Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less an underwriting discount equal to 0.200% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.